Exhibit 99.1

TheStreet Reports First Quarter 2014 Results

NEW YORK May 8, 2014 – TheStreet, Inc. (NASDAQ: TST), a leading digital financial media company, today reported financial results for the first quarter of 2014. The Company reported revenue of $14.4 million, a net loss of $1.1 million and Adjusted EBITDA(1) of $18 thousand.

Revenue in the first quarter of 2014 was $14.4 million, an increase of 14.4% from $12.6 million in the prior year period, which was primarily driven by organic growth. Subscription Services revenue in the first quarter was $11.4 million, an increase of 11.7% compared to the prior year period. The increase in Subscription Services revenue was primarily due to increased subscribers to the Company’s newsletter products as well as revenue from acquisitions. Media revenue in the first quarter was $2.9 million, an increase of 26.3% compared to the prior year period primarily due to increased demand from new and repeat advertisers.

“During the first quarter, retail trading volumes reached multi-year highs as individual investors returned to the stock market and M&A activity picked up. We are pleased by the 14% year-over-year revenue growth for the quarter across our subscription and media platforms. We feel confident about market conditions and continue to reinvest to accelerate customer acquisition,” said Elisabeth DeMarse, Chairman, President and Chief Executive Officer. “In 2014, we continue to execute on our growth strategy and remain focused on driving revenue from our retail and institutional subscription platforms,” concluded DeMarse.

Operating expenses in the first quarter were $15.6 million, an increase of 8.1% compared to the prior year period.

Net loss in the first quarter was $1.1 million compared to a net loss of $1.7 million in the prior year period. The Company reported basic and diluted net loss per share attributable to common stockholders of $0.04 in the first quarter of 2014 compared to a net loss per share of $0.05 in the prior year period.

Adjusted EBITDA was $18 thousand in the first quarter compared to negative Adjusted EBITDA of $34 thousand in the prior year period.

The Company generated $2.4 million in operating cash flow during the quarter ended March 31, 2014, compared to the use of $41 thousand in operating cash flow for the prior year period. The Company ended the quarter with cash and cash equivalents, restricted cash and marketable securities of $60.9 million.

Selected Operating Metrics

•	For total Subscription Services:

•	Bookings were $12.8 million for the first quarter, an increase of 10.1% from the prior year period.

•	For Subscription Newsletters(2):

•	The number of paid subscriptions at the end of the period was 82,700, an increase of 22.3% from the prior year and 5.5% sequentially.

•	Average revenue per user for the first quarter decreased 9.1% compared to the prior period and 2.6% sequentially.

•	Average monthly churn was 3.3% for the first quarter, compared to 3.0% in the prior year period and 2.3% in the fourth quarter(3).

Conference Call Information

TheStreet will discuss its financial results for the fourth quarter today at 4:30 p.m. ET.

To participate in the call, please dial (888) 481-2877 (domestic) or (719) 457-2661 (international). The Conference ID number is 5203918. This call is being webcast and can be accessed in the Investor Relations section of TheStreet website at

http://investor-relations.thestreet.com/events.cfm.

A replay of the webcast will be available approximately two hours after the conclusion of the call and remain available for approximately ninety calendar days.

About TheStreet

TheStreet, Inc. (www.t.st) is a leading independent digital financial media company providing business and financial news, investing ideas and analysis to personal and institutional investors worldwide. The Company’s portfolio of business and personal finance brands includes: TheStreet, RealMoney, RealMoney Pro, Stockpickr, Action Alerts PLUS, Options Profits, MainStreet and RateWatch. To learn more, visit www.thestreet.com. The Deal, the Company’s institutional business, provides intraday coverage of mergers and acquisitions and all other changes in corporate control. To learn more, visit www.thedeal.com.

Non-GAAP Financial Information

(1)	To supplement the Company’s financial statements presented in accordance with United States generally accepted accounting principles (“GAAP”), the Company uses non-GAAP measures of certain components of financial performance, including “EBITDA,” “Adjusted EBITDA” and “free cash flow.” EBITDA is adjusted from results based on GAAP to exclude interest, income taxes, depreciation and amortization. This non-GAAP measure is provided to enhance investors’ overall understanding of the Company’s current financial performance and its prospects for the future. Specifically, the Company believes that the non-GAAP EBITDA results are an important indicator of the operational strength of the Company’s business and provide an indication of the Company’s ability to service debt and fund acquisitions and capital expenditures. EBITDA eliminates the uneven effect of considerable amounts of non-cash depreciation of tangible assets and amortization of certain intangible assets that were recognized in business combinations. Adjusted EBITDA further eliminates the impact of non-cash stock compensation, restructuring, transaction related costs and other charges affecting comparability. A limitation of these measures, however, is that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s businesses. Management evaluates the investments in such tangible and intangible assets through other financial measures, such as capital expenditure budgets and investment spending levels. “Free cash flow” means net loss plus non-cash expenses net of gains/losses on dispositions of assets, less changes in operating assets and liabilities and capital expenditures. The Company believes that this non-GAAP financial measure is an important indicator of the Company’s financial results because it gives investors a view of the Company’s ability to generate cash.

(2)	Subscription newsletters includes investing newsletters and excludes subscriptions from The Deal, DealFlow Media and Rate Watch.

(3)	Average monthly churn rate is defined as subscriber terminations/expirations in the quarter divided by the sum of the beginning subscribers and gross subscriber additions for the quarter, then divided by three. Subscriptions that are on a free-trial basis are not regarded as added or terminated unless the subscription is active at the end of the free-trial period.

Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding the impact of the Company’s growth initiatives and expectations for 2014. Such forward-looking statements are subject to risks and uncertainties, including those described in the Company’s filings with the Securities and Exchange Commission (“SEC”) that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might contribute to such differences include, among others, economic downturns and the general state of the economy, including the financial markets and mergers and acquisitions environment, our ability to drive revenue, and increase or retain current subscription revenue, our ability to optimize our free site and generate new subscription revenue; our ability to successfully integrate The Deal and other acquisitions; our ability to develop new products; competition and other factors set forth in our filings with the SEC, which are available on the SEC’s website at www.sec.gov. All forward-looking statements contained herein are made as of the date of this press release. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results or occurrences. The Company disclaims any obligation to update these forward-looking statements, whether as a result of new information, future developments or otherwise.

Contacts:

John Ferrara

Chief Financial Officer

TheStreet, Inc.

212-321-5234

ir@thestreet.com

Erica Mannion

Investor Relations

Sapphire Investor Relations, LLC

415-471-2700

ir@thestreet.com

THESTREET, INC.

CONSOLIDATED BALANCE SHEETS

	March 31, 2014	December 31, 2013
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$49,958,339	$45,443,759
Marketable securities	8,184,460	9,426,875
Accounts receivable, net of allowance for doubtful
accounts of $237,138 at March 31, 2014 and $202,207 at December 31, 2013	3,657,421	4,502,344
Other receivables	445,960	299,687
Prepaid expenses and other current assets	1,216,283	1,167,029
Restricted cash	139,750	139,750

Total current assets	63,602,213	60,979,444
Property and equipment, net of accumulated depreciation
and amortization of $16,349,181 at March 31, 2014
and $16,035,351 at December 31, 2013	4,427,359	4,400,404
Marketable securities	1,500,000	3,670,860
Other assets	43,054	21,800
Goodwill	27,997,286	27,997,286
Other intangibles, net of accumulated amortization of $7,416,801
at March 31, 2014 and $6,994,772 at December 31, 2013	10,250,629	10,662,983
Restricted cash	1,161,250	1,161,250

Total assets	$108,981,791	$108,894,027

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$2,895,948	$2,352,521
Accrued expenses	3,582,969	4,338,423
Deferred revenue	23,837,275	22,122,763
Other current liabilities	998,546	957,741

Total current liabilities	31,314,738	29,771,448
Deferred tax liability	288,000	288,000
Other liabilities	4,916,074	4,671,421

Total liabilities	36,518,812	34,730,869

Stockholders’ Equity:
Preferred stock; $0.01 par value; 10,000,000 shares authorized; 5,500 shares issued and 5,500 shares outstanding at March 31, 2014 and December 31, 2013; the aggregate liquidation preference totals $55,000,000 as of March 31, 2014 and December 31, 2013	55	55
Common stock; $0.01 par value; 100,000,000 shares authorized; 41,383,501 shares issued and 34,357,273 shares outstanding at March 31, 2014, and 41,058,246 shares issued and 34,044,339 shares outstanding at December 31, 2013	413,835	410,582
Additional paid-in capital	273,426,423	273,861,536
Accumulated other comprehensive income	(286,594)	(178,183)
Treasury stock at cost; 7,026,228 shares at March 31, 2014 and 7,013,907 shares at December 31, 2013	(12,398,243)	(12,364,460)
Accumulated deficit	(188,692,497)	(187,566,372)

Total stockholders’ equity	72,462,979	74,163,158

Total liabilities and stockholders’ equity	$108,981,791	$108,894,027

THESTREET, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	For the Three Months Ended March 31,
	2014	2013
Net revenue:
Subscription services	$11,449,867	$10,252,671
Media	2,939,211	2,327,530

Total net revenue	14,389,078	12,580,201

Operating expense:
Cost of services	7,737,965	6,242,746
Sales and marketing	4,101,285	3,416,147
General and administrative	2,978,570	3,463,775
Depreciation and amortization	735,861	943,056
Restructuring and other charges	—	385,610
Gain on disposition of assets	—	(56,586)

Total operating expense	15,553,681	14,394,748

Operating loss	(1,164,603)	(1,814,547)
Net interest income	38,478	71,863

Net loss	(1,126,125)	(1,742,684)
Preferred stock cash dividends	96,424	—

Net loss attributable to common stockholders	$(1,222,549)	$(1,742,684)

Basic net loss per share:
Net loss	$(0.04)	$(0.05)
Preferred stock cash dividends	(0.00)	—

Net loss attributable to common stockholders	$(0.04)	$(0.05)

Weighted average basic and diluted shares outstanding	34,206,260	33,278,477

Reconciliation of net loss to adjusted EBITDA - see note (1):
Net loss	$(1,126,125)	$(1,742,684)
Net interest income	(38,478)	(71,863)
Depreciation and amortization	735,861	943,056

EBITDA	(428,742)	(871,491)
Restructuring and other charges	—	385,610
Stock based compensation	446,630	420,522
Gain on disposition of assets	—	(56,586)
Transaction related costs	—	87,930

Adjusted EBITDA	$17,888	$(34,015)

THESTREET, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	For the Three Months Ended March 31,
	2014	2013
Cash Flows from Operating Activities:
Net loss	$(1,126,125)	$(1,742,684)
Adjustments to reconcile net loss to net cash provided by (used in)
operating activities:
Stock-based compensation expense	446,630	420,522
Provision for doubtful accounts	43,821	(25,761)
Depreciation and amortization	735,861	943,056
Restructuring and other charges	—	393,195
Deferred rent	(81,286)	(80,633)
Gain on disposition of assets	—	(56,586)
Changes in operating assets and liabilities:
Accounts receivable	794,719	720,575
Other receivables	(139,890)	367,768
Prepaid expenses and other current assets	(49,256)	179,754
Other intangibles	(9,675)	—
Other assets	(21,254)	(11,881)
Accounts payable	543,427	(1,373,427)
Accrued expenses	(656,435)	(1,169,674)
Deferred revenue	1,901,500	1,419,780
Other current liabilities	40,141	(24,657)

Net cash provided by (used in) operating activities	2,422,178	(40,653)

Cash Flows from Investing Activities:
Sale and maturity of marketable securities	3,304,864	6,278,012
Capital expenditures	(340,785)	(196,721)
Proceeds from the disposition of assets	—	56,586

Net cash provided by investing activities	2,964,079	6,137,877

Cash Flows from Financing Activities:
Cash dividends paid on common stock	(860,016)	—
Cash dividends paid on preferred stock	(96,424)	—
Proceeds from the exercise of stock options	118,546	—
Shares withheld on RSU vesting to pay for withholding taxes	(33,783)	(125,067)

Net cash used in financing activities	(871,677)	(125,067)

Net increase in cash and cash equivalents	4,514,580	5,972,157
Cash and cash equivalents, beginning of period	45,443,759	23,845,360

Cash and cash equivalents, end of period	$49,958,339	$29,817,517

Reconciliation of net loss to free cash flow - see note (1):
Net loss	$(1,126,125)	$(1,742,684)
Noncash expenditures	1,145,026	1,593,793
Changes in operating assets and liabilities	2,403,277	108,238
Capital expenditures	(340,785)	(196,721)

Free cash flow	$2,081,393	$(237,374)